EXHIBIT 3.5

                                     CHARTER
                                     OF THE
                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                         WARP TECHNOLOGY HOLDINGS, INC.


                                    ARTICLE I

                   CHARTER; PURPOSE AND FUNCTION OF COMMITTEE

     This document shall be the official Charter of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of WARP Technology Holdings, Inc., a Nevada corporation (the "Company"). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Company to any governmental body or the public, (b) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and (c) the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee shall be accountable and responsible to the full Board. The Committee's primary duties and responsibilities are to:

     A. Serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems;

     B. Review and appraise the audit efforts of the Company's independent accountants and internal auditing department; and

     C. Provide open channels of communication among the Company's independent accountants, financial and senior management, the internal auditing department and the Board.

     The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Article IV of this Charter.

                                   ARTICLE II

                COMPOSITION; QUALIFICATIONS OF COMMITTEE MEMBERS

     1. Composition. The Committee shall be comprised of three (3) or more members of the Board, which number shall be determined by the Board from time to time in its discretion.

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     2. Qualifications. At least a majority of the members of the Committee shall be "Independent Directors" (as defined herein), and shall be free from any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In addition, each member shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee. Additionally, at least one member of the audit committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

                                   ARTICLE III

                              ELECTION AND MEETINGS

     1. Election. The initial members of the Committee shall be appointed by the Board. Thereafter, the Board shall appoint the members of the Committee annually, which otherwise shall serve until their successors shall be duly elected and qualified. Unless a Chairman of the Committee is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee.

     2. Meetings. The Committee shall meet:

     (a) annually to review with the Company's financial management and its independent accountants the Company's audited financial statements and the financial disclosures to be made in the Company's Annual Report on Form 10-KSB; and

     (b) on such additional occasions as:

          (i) may be required pursuant to Article IV, Section 1(e) hereof; or

          (ii) circumstances may require in the discretion of the Committee and the Board.

     As an element of its duties to encourage and facilitate open communication, in connection with the Committee's annual meeting or any meeting to be held pursuant to Article IV, Section 1(e) hereof, the Committee may meet with representatives from the Company's executive management, internal auditing department and its independent accountants in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed.

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                                   ARTICLE IV

                           RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

     1. Documents/Reports Review

     (a) Review, and if it deems necessary or appropriate, update this Charter periodically, but not less than annually.

     (b) Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or to the public, including any certification, report, opinion or review rendered by the Company's independent accountants.

     (c) Review the regular internal reports to management prepared by the Company's internal auditing/accounting department and management's response to such reports.

     (d) Review all 10-KSB Annual Reports with the Company's financial management and its independent accountants, prior to the filing thereof with the Securities and Exchange Commission. The Chairman of the Committee may represent the entire committee for purposes of these reviews.

     (e) Review any Form 10-QSB Quarterly Report, Form 8-K Current Report or other report that contains financial information with the Company's financial management and its independent accountants, in the event that the Company's independent accountants advise the Committee Chairman that any matter presented in a draft of such report should be reviewed by the Committee prior to the filing thereof with the Securities and Exchange Commission. The Chairman of the Committee may represent the entire committee for purposes of these reviews.

     2. Independent Accountants

     (a) Recommend to the Board the Committee's selection of an independent accounting firm, considering independence and effectiveness and other factors it deems appropriate and in the best interests of the Company, and approve the fees and other compensation to be paid to such independent accounting firm. On at least an annual basis, the Committee should receive from the independent accounting firm a formal written statement delineating and describing all relationships between the Company and such firm, consistent with the Independence Standards Board's Standard 1. The Committee should review and discuss with the independent accounting firm all such identified relationships or services to examine and determine the independence and objectivity of the accounting firm. The Committee shall take all appropriate action, or recommend to the Board such appropriate actions, to oversee the independence of such accounting auditors.

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     (b) Review and evaluate the performance of the independent accounting firm, and when appropriate, recommend to the Board or implement the discharge and replacement of the accounting firm when circumstances warrant.

     (c) Periodically consult with the independent accounting firm out of the presence of the Company's management regarding internal controls and the fullness and accuracy of the Company's financial statements.

     3. Financial Reporting Process

     (a) In consultation with the independent accounting firm and the Company's internal accounting personnel/auditors, review the integrity of the Company's financial reporting process, both internal and external.

     (b) Consider the independent accounting firm's judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

     (c) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accounting firm, management of the Company and/or its internal accounting department.

     4. Process And Organizational Improvements

     (a) Establish regular and separate systems of reporting to the Committee by each of management, the independent accounting firm, and the Company's internal accounting department regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

     (b) Following completion of the annual audit, review separately with each of management, the independent accounting firm and the Company's internal accounting department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     (c) Review any significant disagreement among management and the independent accounting firm or the Company's internal accounting department in connection with the preparation of the financial statements.

     (d) Review with the independent accounting firm, the Company's internal accounting department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as determined by the Committee.

     (e) Review the organizational structure of the Company's internal auditing department and the qualifications of the managers of such department, and recommend any appropriate changes to the Company's management.

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     5. Legal Compliance; General

     (a) Review, with the Company's legal counsel, legal compliance matters, including corporate securities trading policies.

     (b) Review, with the Company's legal counsel, any legal matter that could have a significant impact on the Company's financial statements.

     (c) Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.


                                   DEFINITIONS

     INDEPENDENT DIRECTOR. A person other than an officer or employee of the Company or any of its subsidiaries or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent for these purposes:

     (a) a director who is employed by the Company or any of its affiliates for the current year or any of the past three (3) years;

     (b) a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or other non-discretionary compensation;

     (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three (3) years, employed by the Company or any of its affiliates as an executive officer. Immediate family members include a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

     (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three (3) years; or

     (e) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.